UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2011

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 15, 2011, Apricus Biosciences, Inc. ("Apricus Bio" or the “Company”) and Topotarget A/S, a Danish corporation (“Topotarget A/S”) entered into a Stock Purchase Agreement (the “Agreement”), pursuant to which Topotarget A/S sold to Company on that date, all of the outstanding capital stock of Topotarget USA, Inc. (“Topotarget USA”), which was Topotarget A/S’s wholly owned subsidiary.

Pursuant to the Agreement, in order to acquire Topotarget USA and its drug, Totect®, Apricus Bio has agreed to purchase 100% of the outstanding common stock of Topotarget USA in exchange for Apricus Bio common stock worth approximately $2 million in upfront payments and up to approximately $2 million more in Apricus Bio common stock if certain milestones are achieved. Following the closing of the transaction contemplated by the Agreement, Apricus Bio, through Topotarget USA, will own all existing rights to Totect® in North America and South America and the respective territories and possessions of the countries in North America and South America.

The sale is subject to customary closing conditions and is expected to close by December 31, 2011.

There is no prior relationship between Apricus and its affiliates on the one hand and Topotarget and its affiliates on the other hand.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2011	Apricus Biosciences, Inc.
	By:	/s/ RANDY BERHOLTZ
Randy Berholtz
Executive Vice President, General Counsel and Secretary